UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No. _)*


                     ADAMS RESPIRATORY THERAPEUTICS, INC.
                               (Name of Issuer)


                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
                        (Title of Class of Securities)


                                   00635P107
                                (CUSIP Number)

                               DECEMBER 31, 2005
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [_]      Rule 13d-1(b)
         [_]      Rule 13d-1(c)
         [X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the reminder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 00635P107             Schedule 13G                     Page  2 of 24


--------------------------------------------------------------------------------
1.       Name of Reporting Person    Perseus-Soros BioPharmaceutical Fund, LP
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

--------------------------------------------------------------------------------
2.       Check the Appropriate Box                              (a)     [_]
         if a Member of a Group                                 (b)     [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization           Delaware

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               3,372,918
Beneficially            (6)     Shared Voting Power             0
Owned by Each           (7)     Sole Dispositive Power          3,372,918
Reporting Person        (8)     Shared Dispositive Power        0
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  3,372,918
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                        [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9        9.9%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               PN

--------------------------------------------------------------------------------

CUSIP NO. 00635P107             Schedule 13G                     Page  3 of 24


--------------------------------------------------------------------------------
1.       Name of Reporting Person            Perseus-Soros Partners, LLC
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

--------------------------------------------------------------------------------
2.       Check the Appropriate Box                              (a)     [_]
         if a Member of a Group                                 (b)     [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization           Delaware

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               3,372,918
Beneficially            (6)     Shared Voting Power             0
Owned by Each           (7)     Sole Dispositive Power          3,372,918
Reporting Person        (8)     Shared Dispositive Power        0
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  3,372,918
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                        [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9        9.9%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               OO

--------------------------------------------------------------------------------

CUSIP NO. 00635P107             Schedule 13G                     Page  4 of 24


--------------------------------------------------------------------------------
1.       Name of Reporting Person        Perseus BioTech Fund Partners, LLC
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

--------------------------------------------------------------------------------
2.       Check the Appropriate Box                              (a)     [_]
         if a Member of a Group                                 (b)     [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization           Delaware

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             3,372,918
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        3,372,918
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  3,372,918
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                        [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9        9.9%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               OO

--------------------------------------------------------------------------------

CUSIP NO. 00635P107             Schedule 13G                     Page  5 of 24


--------------------------------------------------------------------------------
1.       Name of Reporting Person                SFM Participation, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

--------------------------------------------------------------------------------
2.       Check the Appropriate Box                              (a)     [_]
         if a Member of a Group                                 (b)     [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization           Delaware

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             3,372,918
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        3,372,918
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  3,372,918
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                        [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9       9.9%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               PN

--------------------------------------------------------------------------------

CUSIP NO. 00635P107             Schedule 13G                     Page  6 of 24


--------------------------------------------------------------------------------
1.       Name of Reporting Person               SFM AH LLC
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

--------------------------------------------------------------------------------
2.       Check the Appropriate Box                              (a)     [_]
         if a Member of a Group                                 (b)     [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization           Delaware

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             3,372,918
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        3,372,918
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  3,372,918
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                        [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9        9.9%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               OO

--------------------------------------------------------------------------------

CUSIP NO. 00635P107             Schedule 13G                     Page  7 of 24


--------------------------------------------------------------------------------
1.       Name of Reporting Person               Perseuspur, LLC
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

--------------------------------------------------------------------------------
2.       Check the Appropriate Box                              (a)     [_]
         if a Member of a Group                                 (b)     [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization           Delaware

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             3,372,918
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        3,372,918
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  3,372,918
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                        [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9        9.9%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               OO

--------------------------------------------------------------------------------

CUSIP NO. 00635P107             Schedule 13G                     Page  8 of 24


--------------------------------------------------------------------------------
1.       Name of Reporting Person        Frank H. Pearl
         S.S. or I.R.S. Identifica-      (in the capacity described herein)
         tion No. of Above Person

--------------------------------------------------------------------------------
2.       Check the Appropriate Box                              (a)     [_]
         if a Member of a Group                                 (b)     [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization           United States

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             3,372,918
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        3,372,918
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  3,372,918
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                        [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9        9.9%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               IN

--------------------------------------------------------------------------------

CUSIP NO. 00635P107             Schedule 13G                     Page  9 of 24


--------------------------------------------------------------------------------
1.       Name of Reporting Person       George Soros
         S.S. or I.R.S. Identifica-     (in the capacity described herein)
         tion No. of Above Person

--------------------------------------------------------------------------------
2.       Check the Appropriate Box                              (a)     [_]
         if a Member of a Group                                 (b)     [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization           United States

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             3,372,918
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        3,372,918
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  3,372,918
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                        [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9        9.9%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               IA

--------------------------------------------------------------------------------

CUSIP NO. 00635P107             Schedule 13G                     Page  10 of 24


--------------------------------------------------------------------------------
1.       Name of Reporting Person         Soros Fund Management LLC
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

--------------------------------------------------------------------------------
2.       Check the Appropriate Box                              (a)     [_]
         if a Member of a Group                                 (b)     [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization           Delaware

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             3,372,918
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        3,372,918
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  3,372,918
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                        [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9        9.9%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               OO; IA

--------------------------------------------------------------------------------

CUSIP NO. 00635P107             Schedule 13G                     Page  11 of 24


Item 1.  (a)    NAME OF ISSUER


                Adams Respiratory Therapeutics, Inc. (the "Company").

         (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES


                425 Main Street
                Chester, NJ 07930

Item 2.  (a)    NAMES OF PERSONS FILING


                         This Statement is being filed on behalf of
                each of the following persons (collectively, the "Reporting Persons")

                (i) Perseus-Soros BioPharmaceutical Fund, LP, a Delaware limited partnership ("Perseus-Soros");

                (ii) Perseus-Soros Partners, LLC, a Delaware limited liability company ("PSP GP" and general partner of Perseus-Soros);

                (iii) Perseus BioTech Fund Partners, LLC, a Delaware limited liability company ("PBFP Partners" and managing member of PSP GP);

                (iv) SFM Participation, L.P., a Delaware limited partnership ("SFM Participation" and managing member of PSP GP);

                (v) SFM AH LLC, a Delaware limited liability company ("SFM AH" and general partner of SFM Participation);

                (vi) Perseuspur, LLC, a Delaware limited liability company ("Perseuspur" and managing member of PBFP Partners);

                (vii) Mr. Frank H. Pearl ("Mr. Pearl" and sole member of Perseuspur);

                (viii)   Mr. George Soros ("Mr. Soros" and Chairman of SFM
                         LLC); and

                (ix) Soros Fund Management LLC, a Delaware limited liability company ("SFM LLC" and the sole managing member of SFM AH).

CUSIP NO. 00635P107             Schedule 13G                     Page  12 of 24


         (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE

                The address of the principal business offices of (i) Perseus-Soros and (ii) PSP, GP is 888 Seventh Avenue, 30th Floor, New York, NY 10106.

                The address of the principal business offices of (i) PBFP Partners, (ii) Perseuspur and (iii) Mr. Pearl is 2099 Pennsylvania Ave., N.W., Suite 900, Washington, D.C. 20006.

                The address of the principal business offices of (i) SFM Participation, (ii) SFM AH, (iii) SFM LLC and (iv) Mr. Soros is 888 Seventh Avenue, 33rd Floor, New York, NY 10106.

         (c)    CITIZENSHIP

                (i)       Perseus-Soros - a Delaware limited partnership
                (ii)      PSP GP - a Delaware limited liability company
                (iii)     PBFP Partners - a Delaware limited liability company
                (iv)      SFM Participation - a Delaware limited partnership
                (v)       SFM AH - a Delaware limited liability company
                (vi)      Perseuspur -  Delaware limited liability company
                (vii)     Mr. Pearl - United States
                (viii)    Mr. Soros - United States
                (ix)      SFM LLC - a Delaware limited liability company

         (d)    TITLE OF CLASS OF SECURITIES

                Common Stock, par value $0.01 per share (the "Common Stock" or "Shares")

         (e)    CUSIP NUMBER

                00635P107

                Information contained herein concerning SFM Participation, SFM AH, SFM LLC and Mr. Soros has been provided by SFM LLC. Perseus-Soros, PSP GP, PBFP Partners, Perseuspur and Mr. Pearl assume no responsibility for such information. Information contained herein concerning PBFP Partners, Perseuspur and Mr. Pearl has been provided by each such Reporting Person. Perseus-Soros, PSP GP, SFM Participation, SFM AH, SFM LLC and Mr. Soros assume no responsibility for such information.

CUSIP NO. 00635P107             Schedule 13G                     Page  13 of 24


Item 3. This statement is not being filed pursuant to either Rule 13d-1(b) or 13d-2(b) or (c).

Item 4.  OWNERSHIP.

         (a)    AMOUNT BENEFICIALLY OWNED:

                Each of the Reporting Persons may be deemed to beneficially own an aggregate of 3,372,918 Shares.

         (b)    PERCENTAGE OWNED:

                Based on calculations made in accordance with Rule 13d-3(d), and there being 34,116,867 Shares outstanding as of December 8, 2005, each of the Reporting Persons may be deemed to beneficially own approximately 9.9% of the outstanding Common Stock.

         (c)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                (i) Each of Perseus-Soros and PSP GP may be deemed to have sole power to direct the voting and disposition of the 3,372,918 Shares beneficially owned by Perseus-Soros.

                (ii) By virtue of the relationships between and among the Reporting Persons as described in Item 2, each of the Reporting Persons, other than Perseus-Soros and PSP GP, may be deemed to share the power to direct the voting and disposition of the 3,372,918 Shares beneficially owned by Perseus-Soros.

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         The partners of Perseus-Soros have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of Perseus-Soros in accordance with their ownership interests in Perseus-Soros.

Item 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

CUSIP NO. 00635P107             Schedule 13G                     Page  14 of 24


Item 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

Item 10. CERTIFICATION

         Not applicable.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CUSIP NO. 00635P107             Schedule 13G                     Page  15 of 24


                                  SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated as of February 14, 2006

                                    PERSEUS-SOROS BIOPHARMACEUTICAL FUND, LP


                                    By: Perseus-Soros Partners, LLC
                                        General Partner


                                    By: SFM Participation, L.P.
                                        Managing Member


                                    By: SFM AH LLC
                                        General Partner


                                    By: Soros Fund Management LLC
                                        Managing Member


                                    By:  /s/  Jodye M. Anzalotta
                                         --------------------------------------
                                         Name:   Jodye M. Anzalotta
                                         Title:  Assistant General Counsel

CUSIP NO. 00635P107             Schedule 13G                     Page  16 of 24


                                    PERSEUS-SOROS PARTNERS, LLC


                                    By: SFM Participation, L.P.
                                        Managing Member


                                    By: SFM AH LLC
                                        General Partner


                                    By: Soros Fund Management LLC
                                        Managing Member


                                    By:  /s/  Jodye M. Anzalotta
                                         --------------------------------------
                                         Name:   Jodye M. Anzalotta
                                         Title:  Assistant General Counsel



                                    PERSEUS BIOTECH FUND PARTNERS, LLC


                                    By: Perseuspur, LLC
                                        Member


                                    By: /s/ Rodd Macklin
                                        ---------------------------------------
                                        Name:   Rodd Macklin
                                        Title:  Secretary and Treasurer

CUSIP NO. 00635P107             Schedule 13G                     Page  17 of 24


                                    SFM PARTICIPATION, L.P.


                                    By: SFM AH LLC
                                        General Partner


                                    By: Soros Fund Management LLC
                                        Managing Member


                                    By:  /s/  Jodye M. Anzalotta
                                         --------------------------------------
                                         Name:   Jodye M. Anzalotta
                                         Title:  Assistant General Counsel

                                    SFM AH LLC


                                    By: Soros Fund Management LLC
                                        Managing Member


                                    By:  /s/  Jodye M. Anzalotta
                                         --------------------------------------
                                         Name:   Jodye M. Anzalotta
                                         Title:  Assistant General Counsel


                                    PERSEUSPUR, LLC


                                    By: /s/ Rodd Macklin
                                        ---------------------------------------
                                        Name:   Rodd Macklin
                                        Title:  Secretary and Treasurer

CUSIP NO. 00635P107             Schedule 13G                     Page  18 of 24



                                    MR. FRANK H. PEARL


                                    By: /s/ Rodd Macklin
                                        ---------------------------------------
                                        Name:   Rodd Macklin
                                        Title:  Attorney-in-Fact


                                    MR. GEORGE SOROS


                                    By: /s/  Jodye M. Anzalotta
                                        ----------------------------------------
                                        Name:   Jodye M. Anzalotta
                                        Title:  Attorney-in-Fact


                                   SOROS FUND MANAGEMENT LLC


                                    By:  /s/  Jodye M. Anzalotta
                                         --------------------------------------
                                         Name:   Jodye M. Anzalotta
                                         Title:  Assistant General Counsel

CUSIP NO. 00635P107             Schedule 13G                     Page  19 of 24


                                  EXHIBIT INDEX
                                  -------------

Exhibit 1. Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Exhibit 2. Power of Attorney, dated June 16, 2005 appointing each of Armando T. Belly, Jodye Anzalotta, Maryann Canfield, Jay Schoenfarber and Robert Soros as Attorney-In-Fact for George Soros.

Exhibit 3. Power of Attorney, dated April 9, 2003, appointing Rodd Macklin as Attorney-in-Fact for Frank H. Pearl.